UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 31, 2016

REPLIGEN CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-14656	04-2729386
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

41 Seyon Street, Bldg. 1, Suite 100, Waltham, MA		02453
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (781) 250-0111

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously announced by Repligen Corporation (the “Company”) on April 29, 2016, the Company entered into a Transitional Services and Separation Agreement (the “Transition Agreement”) with James R. Rusche, Ph.D. pursuant to which Dr. Rusche would retire from his role as the Company’s Senior Vice President, Research and Development and transition into the role of Senior Advisor. On August 31, 2016, the Company and Dr. Rusche entered into an Amended and Restated Transitional Services and Separation Agreement (the “A&R Transition Agreement”) to amend and restate the terms of the Transition Services Agreement. The A&R Transition Agreement provides, among other things, that Dr. Rusche shall (i) transition to the role of Senior Advisor to the Company effective as September 1, 2016 (the “Transition Date”) and will serve in such role through February 28, 2017 (the “Transition Period”); (ii) continue to receive his base salary and benefits now in effect during the Transition Period; (iii) be eligible to receive a pro-rated bonus equal to forty percent (40%) of his base salary now in effect based on the Transition Date; (iv) continue to vest in his outstanding equity awards through the earlier of his last date of employment (the “Separation Date”) or December 31, 2016 (in either earlier case, the “Vesting End Date”); and (v) on the Separation Date, have fifty percent (50%) of his unvested stock options and fifty percent (50%) of his unvested restricted stock units, each as of the Vesting End Date, immediately vest and become exercisable. Upon transitioning to the role of Senior Advisor, Dr. Rusche will cease to be an executive officer of the Company.

The above description of the A&R Transition Agreement does not purport to be complete and is qualified in its entirety by reference to Exhibit 10.1 to this Current Report on Form 8-K, which is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

10.1	Amended and Restated Transitional Services and Separation Agreement, dated August 31, 2016, by and between Repligen and James R. Rusche, Ph.D.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REPLIGEN CORPORATION

Date: September 2, 2016	By:	/s/ Tony J. Hunt
Tony J. Hunt
President and Chief Executive Officer

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